EXHIBIT 9
May 23, 2003
To:	Gazit-Globe (1982) Ltd. (“Globe”)
Re:	Appointment of Directors in Equity One, Inc. (the “Corporation”)
The undersigned hereby takes the following irrevocable undertaking (this “Undertaking”) towards Globe and all of its subsidiaries (Globe and all of its subsidiaries shall collectively be referred to herein as “Gazit-Globe Group”):
1.	During the Period, as defined herein, the undesigned will vote all of its Shares, as defined herein, of the Corporation, for nominees to the Board of Directors of the Corporation as directed in writing by a representative of Globe;

2.	This Undertaking is irrevocable, and cannot be terminated or modified unless by a written document signed and dully approved by Globe.

3.	For the purpose of this Undertaking, the term “Period” shall have the following meaning:

a period during which -
(i) the undersigned and/or his immediate family members own beneficially and/or of record, directly and/or indirectly through any entity controlled by him and/or by such family member, 50% or more of Globe’s total outstanding voting capital stock; and
(ii) Gazit-Globe Group owns, directly and/or indirectly through any of its members’ subsidiaries, not less than 20% of the Corporation’s total outstanding voting capital stock.
but in any event the Period shall end no later than at the tenth anniversary of the date of this Undertaking.

4.	For the purpose of this Undertaking, the term “Shares” shall have the following meaning:

shares of the Corporation owned beneficially and/or of record by the undersigned or controlled by him, including shares of the Corporation held by the undersigned’s immediate family members and/or by any entity controlled by the undersigned and/or by such family member; but excluding shares of the Corporation owned by any members of Gazit-Globe Group.

5.	For the purpose of avoiding any doubt, it is hereby clarified that the undersigned may sell, transfer pledge or make any other disposition with respect to his Shares, and the provisions of this Undertaking shall be in effect only with respect to such number of Shares (if at all) that will remain at the ownership of the undersigned (as described in Section 4 above) after such sale, transfer, pledge or other disposition. It is also clarified that any person who receives any of the Shares (either by way of purchase, transfer, pledge or in any other disposition) shall not be subject to the terms of this Undertaking, as this Undertaking is personal (in personam) and shall apply only to Shares held (as described in Section 4 above) by the undersigned.

Sincerely Yours,
/s/ Chaim Katzman